As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-109009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 6 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PROVIDE COMMERCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	5961	84-1450019
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5005 Wateridge Vista Drive

San Diego, California 92121

(858) 638-4900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William Strauss

Chief Executive Officer

PROVIDE COMMERCE, INC.

5005 Wateridge Vista Drive

San Diego, California 92121

(858) 638-4900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Faye H. Russell, Esq. Clifford Chance US LLP 3811 Valley Centre Drive, Suite 200 San Diego, California 92130 (858) 720-3500	Gary J. Singer, Esq. Thomas J. Leary, Esq. O’Melveny & Myers LLP 610 Newport Center Drive, 17th Floor Newport Beach, California 92660 (949) 760-9600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise defined, all capitalized terms contained in this Part II shall have the meaning described to them in the prospectus, which forms a part of this Registration Statement. Provide Commerce, Inc. is sometimes referred to in this Part II as the “Registrant.”

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee and the NASD filing fee.

Amount to be Paid
SEC registration fee	$6,047
NASD filing fee	7,975
NASDAQ National Market listing application fee	100,000
Legal fees and expenses	450,000
Accounting fees and expenses	350,000
Printing and engraving	150,000
Blue Sky fees and expenses (including legal fees)	15,000
Transfer agent fees	15,000
Miscellaneous	105,978

Total	$1,200,000

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our restated bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law, (3) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (4) the rights conferred in the restated bylaws are not exclusive.

We intend to enter into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and to provide additional procedural protections. We also intend to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving one of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The Underwriting Agreement provides for indemnification by the underwriters of the officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, restated bylaws and the indemnification agreements to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has liability insurance for its officers and directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

Document	Exhibit Number
Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation of Registrant	3.1
Form of Restated Bylaws of Registrant	3.2
Form of Indemnification Agreement for Directors and Officers	10.39

Item 15.    Recent Sales of Unregistered Securities

During the past three years, we have sold or issued securities without registration under the Securities Act. All share and per share amounts below have been adjusted to reflect the conversion or reclassification of our outstanding preferred stock into common stock at or before the closing of this offering and to reflect the 1-for-3.037716 reverse split of our common stock to be effected at or before the closing of this offering.

1.	In September 2000, we issued a convertible promissory note in favor of JPS International LLC in the principal amount of $2.0 million which we repaid in February 2002.

2.	In November 2000, we issued a warrant to purchase an aggregate of 61,623 shares of our common stock to Internet Floral Concepts, L.P. at an exercise price of $3.85 per share as partial consideration for a loan in the principal amount of $4.75 million in 1999 from Internet Floral Concepts, L.P. This warrant had a fair value of $329,460, based on the Black-Scholes pricing model and was recorded as debt issuance costs and amortized to interest expense.

3.	In January 2002, we issued a warrant to purchase an aggregate of 23,337 shares of our common stock to Comerica Bank—California at an exercise price of $9.56 per share as partial consideration for its lending services. This warrant had a fair value of $10.00 using the Black-Scholes pricing model and was recorded as debt issuance costs and amortized to interest expense.

4.

In January 2002, we issued an aggregate of 95,876 shares of our common stock to two accredited investors and warrants to purchase an aggregate of 625,347 shares of our common stock at an exercise price of $1.51 per share to three accredited investors in consideration of entering into a finders fee and personal guarantee arrangement with us. The shares had a fair value of $146.00 using the Black-Scholes pricing model and were recorded as debt issuance costs and amortized to interest expense. The warrants had a fair value of $637,000 and were recorded as debt issuance costs and amortized to interest expense.

5.	In January 2003, we issued a warrant to purchase an aggregate of 23,514 shares of our common stock to Comerica Bank—California at an exercise price of $9.56 per share as partial consideration for its lending services. This warrant had a fair value of $75,000 using the Black-Scholes pricing model and were recorded as debt issuance costs and amortized to interest expense.

6.	From September 1, 2000 through September 30, 2003, we granted options under our 1999 Stock Option/Stock Issuance Plan to purchase an aggregate of 1,066,446 shares, net of cancellations, of our common stock, of which 16,968 options have been exercised at a per share exercise prices ranging from $0.69 to $1.51 per share, to our employees, outside directors and consultants.

The offers, sales, and issuances of the securities described in paragraphs (1), (2), (3), (4) and (5) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates, convertible promissory notes and warrants issued in such transactions. Each of the recipients of securities in the transactions described in paragraphs (1), (2), (3), (4) and (5) were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the options and common stock described in paragraph (6) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 1999 Stock Option/Stock Issuance Plan. Appropriate legends were affixed to the share certificates issued in such transactions. Each of these recipients had adequate access, through employment or other relationships, to information about us.

The sales of these securities were made without general solicitation or advertising. No underwriters were involved in connection with the sale of securities referred to in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit	Description
1.1	Form of Underwriting Agreement.‡

3.1	Amended and Restated Certificate of Incorporation, as currently in effect.‡

3.2	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation (to be filed prior to completion of this offering).‡

3.3	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation (to be filed prior to completion of this offering).‡

3.4	Form of Amended and Restated Certificate of Incorporation (to be filed in connection with closing of this offering).‡

3.5	Bylaws, as currently in effect.‡

3.6	Form of Restated Bylaws (to be adopted upon the closing of this offering).‡

4.1	Reference is made to exhibits 3.4 and 3.6.

4.2	Form of Stock Certificate.‡

5.1	Opinion of Clifford Chance US LLP.‡

Exhibit	Description

10.1	Series A Preferred Stock Purchase Agreement, dated February 17, 1999, by and among us and the parties named therein.‡

10.2	Series B Convertible Preferred Stock Purchase Agreement, dated December 29, 1999, by and among us and the parties named therein.‡

10.3	Investors’ Rights Agreement, dated December 29, 1999, by and among us and the parties named therein.‡

10.4	Amended and Restated Stockholders Agreement, dated December 29, 1999, by and among us and parties named therein.‡

10.5	Amendment Number One to the Investors’ Rights Agreement, dated March 31, 2000, by and among us and the other parties named therein.‡

10.6	Amendment No. 1 to the Investors’ Rights Agreement, dated May 18, 2000, by and among us and the parties named therein.‡

10.7	Amendment Number One to the Amended and Restated Stockholders Agreement, dated March 31, 2000, by and among us and the other parties named therein.‡

10.8	Amendment Number Two to the Amended and Restated Stockholders Agreement, dated August 11, 2000, by and among us and the other parties named therein.‡

10.9	Amendment Number Three to the Amended and Restated Stockholders Agreement, dated June 25, 2001, by and among us and the other parties named therein.‡

10.10	Amended and Restated Loan and Security Agreement, dated January 6, 2003, between us and Comerica Bank—California.†‡

10.11	Warrant to Purchase Common Stock, dated November 29, 1999, issued by us to Vantage Partners, LLC.‡

10.12	Warrant to Purchase Common Stock dated November 4, 1999, issued by us to Internet Floral Concepts, L.P.‡

10.13	Form of Warrant to Purchase Common Stock, dated October 16, 1999, issued by us to certain warrant holders listed on Schedule A.‡

10.14	Warrant to Purchase Common Stock, dated May 3, 2000, issued by us to Donaldson, Lufkin & Jenrette Securities Corporation.‡

10.15	Warrant to Purchase Common Stock, dated May 18, 2000, issued by us to First National Bank.‡

10.16	Warrant to Purchase Common Stock, dated January 31, 2002, issued by us to Comerica Bank—California.‡

10.17	Warrant to Purchase Common Stock, dated January 31, 2003, issued by us to Comerica Bank—California.‡

10.18	Form of Warrant to Purchase Common Stock, dated January 31, 2002, issued by us to certain warrant holders listed on Schedule A.‡

10.19	Stock Issuance Agreement, dated January 31, 2002, between us and Arthur B. Laffer.‡

10.20	Form of Stock Transfer Agreement, dated July 17, 2002, by and among us, Yuval Moed and certain holders listed on Schedule A.‡

10.21	Microsoft Corporation/WebTV Shopping Insertion Order, dated June 26, 2000, between us and Microsoft Corporation.†

Exhibit	Description

10.22	Amendment to Microsoft Corporation/WebTV Shopping Insertion Order, dated September 7, 2001, between us and Microsoft Corporation.†

10.23	Amendment 2 to Microsoft Corporation/WebTV Shopping Insertion Order, dated August 22, 2002, between us and Microsoft Corporation.†

10.24	Amendment 3 to Microsoft Corporation/WebTV Shopping Insertion Order, dated July 25, 2003, between us and Microsoft Corporation.†

10.25	Yahoo! Remote Merchant Integration (RMI) Agreement, dated August 23, 2000, between us and Yahoo! Inc.†

10.26	Extension No. 1 to Yahoo! Remote Merchant Integration (RMI) Agreement, dated December 19, 2001, between us and Yahoo! Inc.†

10.27	Extension No. 2 to Yahoo! Remote Merchant Integration (RMI) Agreement, dated September 17, 2002, between us and Yahoo! Inc.†

10.28	Memorandum of Understanding Martha Stewart/Proflowers Floral Partnership, dated January 15, 2003, between us and Martha Stewart Living Omnimedia, Inc.†

10.29	FedEx Express Corporate Pricing Program Agreement, dated December 31, 2002, between us and Federal Express Corporation.†

10.30	Letter Agreement, dated January 24, 2002, between us and Joel Citron.‡

10.32	Amended and Restated Employment Agreement, dated February 24, 2003, between us and William Strauss.‡

10.33	Employment Agreement, dated December 17, 1999, between us and Abraham Wynperle.‡

10.34	Amendment to Employment Agreement, dated December 17, 1999, between us and Abraham Wynperle, dated August 5, 2002.‡

10.35	Amendment to Employment Agreement, dated December 17, 1999, between us and Abraham Wynperle, effective July 28, 2003.‡

10.36	Executive Employment Agreement, dated July 23, 2001, between us and Kevin Hall.‡

10.37	Amendment to Employment Agreement dated May 10, 1999, between us and Jonathan Sills effective July 28, 2003.‡

10.38	Employment Agreement, dated May 10, 1999, between us and Jonathan Sills.‡

10.39	Form of Indemnification Agreement between us and each of our directors and officers.‡

10.40	Sublease Agreement, dated December 10, 1999, between us and Epicor Software Corporation.‡

10.41	Single-Tenant Lease, dated August 14, 1998, between ADI Research Partners, L.P. and Dataworks Corporation.(1)

10.42	Industrial Lease, dated December 28, 1999, between us and Maya Plantation, Inc.†‡

10.43	Addendum to Industrial Lease dated December 28, 1999, between us and Maya Plantation, Inc., dated July 7, 2000.‡

10.44	Option Execution Addendum to Industrial Lease, dated December 28, 1999, between us and Maya Plantation, Inc., dated December 19, 2001.‡

10.45	Addendum to Industrial Lease, dated December 28, 1999, between us and Maya Plantation, Inc., dated July 30, 2003.‡

Exhibit	Description

10.46	1998 Stock Option/Stock Issuance Plan.‡

10.47	1999 Stock Option/Stock Incentive Plan.‡

10.48	2003 Stock Incentive Plan.‡

10.49	2003 Employee Stock Purchase Plan.‡

10.50	Executive Employment Agreement, dated September 23, 2003, between us and Kenneth Constable.‡

10.51	Deferred Compensation Plan.‡

10.52	Supplemental Executive Retirement Plan.‡

23.1	Consent of Ernst & Young LLP, independent auditors.‡

23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1).‡

24.1	Powers of attorney.‡

24.2	Power of attorney for Mr. Myers.‡

*	To be filed by amendment.
‡	Previously filed.
†	Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Registrant’s Application Requesting Confidential Treatment under Rule 406 under the Securities Act.
(1)	Incorporated by reference to exhibit 10.63 to the Transition Report on Form 10-K for the six months ended December 31, 1998 of Epicor Software Corporation (file no. 0-20740).

(b) Financial Statement Schedules.

None.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on this 15th day of December, 2003.

PROVIDE COMMERCE, INC.

By:	/s/ WILLIAM STRAUSS

William Strauss Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title(s)	Date

/s/ WILLIAM STRAUSS William Strauss	Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2003

/s/ REX BOSEN Rex Bosen	Vice President, Finance and Accounting (Principal Financial and Accounting Officer)	December 15, 2003

*	Chairman of the Board of Directors	December 15, 2003
Joel Tomas Citron

*	Director	December 15, 2003
David E.R. Dangoor

*	Director	December 15, 2003
Joseph P. Kennedy

*	Director	December 15, 2003
Arthur B. Laffer, Ph.D.

*	Director	December 15, 2003
Peter J. McLaughlin

*	Director	December 15, 2003
James M. Myers

*	Director	December 15, 2003
Jordanna Schutz

* By: /s/ WILLIAM STRAUSS William Strauss, Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit	Description
1.1	Form of Underwriting Agreement.‡

3.1	Amended and Restated Certificate of Incorporation, as currently in effect.‡

3.2	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation (to be filed prior to completion of the offering).‡

3.3	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation (to be filed prior to completion of this offering).‡

3.4	Form of Amended and Restated Certificate of Incorporation (to be filed in connection with closing of this offering.)‡

3.5	Bylaws, as currently in effect.‡

3.6	Form of Restated Bylaws (to be adopted upon the closing of this offering).‡

4.1	Reference is made to exhibits 3.4 and 3.6

4.2	Form of Stock Certificate.‡

5.1	Opinion of Clifford Chance US LLP.‡

10.1	Series A Preferred Stock Purchase Agreement, dated February 17, 1999, by and among us and the parties named therein.‡

10.2	Series B Convertible Preferred Stock Purchase Agreement, dated December 29, 1999, by and among us and the parties named therein.‡

10.3	Investors’ Rights Agreement, dated December 29, 1999, by and among us and the parties named therein.‡

10.4	Amended and Restated Stockholders Agreement, dated December 29, 1999, by and among us and parties named therein.‡

10.5	Amendment Number One to the Investors’ Rights Agreement, dated March 31, 2000, by and among us and the other parties named therein.‡

10.6	Amendment No. 1 to the Investors’ Rights Agreement, dated May 18, 2000, by and among us and the parties named therein.‡

10.7	Amendment Number One to the Amended and Restated Stockholders Agreement, dated March 31, 2000, by and among us and the other parties named therein.‡

10.8	Amendment Number Two to the Amended and Restated Stockholders Agreement, dated August 11, 2000, by and among us and the other parties named therein.‡

10.9	Amendment Number Three to the Amended and Restated Stockholders Agreement, dated June 25, 2001, by and among us and the other parties named therein.‡

10.10	Amended and Restated Loan and Security Agreement, dated January 6, 2003, between us and Comerica Bank—California.†‡

10.11	Warrant to Purchase Common Stock, dated November 29, 1999, issued by us to Vantage Partners, LLC.‡

10.12	Warrant to Purchase Common Stock dated November 4, 1999, issued by us to Internet Floral Concepts, L.P.‡

10.13	Form of Warrant to Purchase Common Stock, dated October 16, 1999, issued by us to certain warrant holders listed on Schedule A.‡

10.14	Warrant to Purchase Common Stock, dated May 3, 2000, issued by us to Donaldson, Lufkin & Jenrette Securities Corporation.‡

10.15	Warrant to Purchase Common Stock, dated May 18, 2000, issued by us to First National Bank.‡

10.16	Warrant to Purchase Common Stock, dated January 31, 2002, issued by us to Comerica Bank—California.‡

Exhibit	Description
10.17	Warrant to Purchase Common Stock, dated January 31, 2003, issued by us to Comerica Bank—California.‡

10.18	Form of Warrant to Purchase Common Stock, dated January 31, 2002, issued by us to certain warrant holders listed on Schedule A.‡

10.19	Stock Issuance Agreement, dated January 31, 2002, between us and Arthur B. Laffer.‡

10.20	Form of Stock Transfer Agreement, dated July 17, 2002, by and among us, Yuval Moed and certain holders listed on Schedule A.‡

10.21	Microsoft Corporation/WebTV Shopping Insertion Order, dated June 26, 2000, between us and Microsoft Corporation.†

10.22	Amendment to Microsoft Corporation/WebTV Shopping Insertion Order, dated September 7, 2001, between us and Microsoft Corporation.†

10.23	Amendment 2 to Microsoft Corporation/WebTV Shopping Insertion Order, dated August 22, 2002, between us and Microsoft Corporation.†

10.24	Amendment 3 to Microsoft Corporation/WebTV Shopping Insertion Order, dated July 25, 2003, between us and Microsoft Corporation.†

10.25	Yahoo! Remote Merchant Integration (RMI) Agreement, dated August 23, 2000, between us and Yahoo! Inc.†

10.26	Extension No. 1 to Yahoo! Remote Merchant Integration (RMI) Agreement, dated December 19, 2001, between us and Yahoo! Inc.†

10.27	Extension No. 2 to Yahoo! Remote Merchant Integration (RMI) Agreement, dated September 17, 2002, between us and Yahoo! Inc.†

10.28	Memorandum of Understanding Martha Stewart/Proflowers Floral Partnership, dated January 15, 2003, between us and Martha Stewart Living Omnimedia, Inc.†

10.29	FedEx Express Corporate Pricing Program Agreement, dated December 31, 2002, between us and Federal Express Corporation.†

10.30	Letter Agreement, dated January 24, 2002, between us and Joel Citron.‡

10.32	Amended and Restated Employment Agreement, dated February 24, 2003, between us and William Strauss.‡

10.33	Employment Agreement, dated December 17, 1999, between us and Abraham Wynperle.‡

10.34	Amendment to Employment Agreement, dated December 17, 1999, between us and Abraham Wynperle, dated August 5, 2002.‡

10.35	Amendment to Employment Agreement, dated December 17, 1999, between us and Abraham Wynperle, effective July 28, 2003.‡

10.36	Executive Employment Agreement, dated July 23, 2001, between us and Kevin Hall.‡

10.37	Amendment to Employment Agreement dated May 10, 1999, between us and Jonathan Sills effective July 28, 2003.‡

10.38	Employment Agreement, dated May 10, 1999, between us and Jonathan Sills.‡

10.39	Form of Indemnification Agreement between us and each of our directors and officers.‡

Exhibit	Description
10.40	Sublease Agreement, dated December 10, 1999, between us and Epicor Software Corporation.‡

10.41	Single-Tenant Lease, dated August 14, 1998, between ADI Research Partners, L.P. and Dataworks Corporation.(1)

10.42	Industrial Lease, dated December 28, 1999, between us and Maya Plantation, Inc.†‡

10.43	Addendum to Industrial Lease dated December 28, 1999, between us and Maya Plantation, Inc., dated July 7, 2000.‡

10.44	Option Execution Addendum to Industrial Lease, dated December 28, 1999, between us and Maya Plantation, Inc., dated December 19, 2001.‡

10.45	Addendum to Industrial Lease, dated December 28, 1999, between us and Maya Plantation, Inc., dated July 30, 2003.‡

10.46	1998 Stock Option/Stock Issuance Plan.‡

10.47	1999 Stock Option/Stock Incentive Plan.‡

10.48	2003 Stock Incentive Plan.‡

10.49	2003 Employee Stock Purchase Plan.‡

10.50	Executive Employment Agreement, dated September 23, 2003, between us and Ken Constable.‡

10.51	Deferred Compensation Plan.‡

10.52	Supplemental Executive Retirement Plan.‡

23.1	Consent of Ernst & Young LLP, independent auditors.‡

23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1).‡

24.1	Powers of attorney.‡

24.2	Power of attorney for Mr Myers.‡

*	To be filed by amendment.
‡	Previously filed.
†	Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Registrant’s Application Requesting Confidential Treatment under Rule 406 under the Securities Act.
(1)	Incorporated by reference to exhibit 10.63 to the Transition Report on Form 10-K for the six months ended December 31, 1998 of Epicor Software Corporation (file no. 0-20740).

(b)    Financial Statement Schedules.

None.